Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC. ("HNS", "Company" or the "Employer"), a Florida corporation, and CHRIS TISI, an individual (the "Employee").

                                    PREAMBLE

         WHEREAS, the Employer desires to retain the Employee; and

         WHEREAS, the Employee is willing to enter into the employ of the Employer, subject to the following terms and conditions;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employer and the Employee (collectively hereinafter referred to as the "Parties"), intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:

                                   ARTICLE ONE
                                   -----------
                       TERM, RENEWALS, EARLIER TERMINATION
                       -----------------------------------

1.1      Term and Renewal.

         This Agreement shall be for an initial term of two (2) years, commencing on January 1, 2002, subject to earlier termination as herein provided, and subject to renewal upon mutual consent.

                                   ARTICLE TWO
                                   -----------
                               SCOPE OF EMPLOYMENT
                               -------------------

2.1      Retention.

         The Employer hereby hires the Employee and the Employee hereby accepts such employment, in accordance with the terms, provisions, and conditions of this Agreement.

2.2      General Description of Duties and Employers Responsibilities.

         Employee agrees to devote his time and energies to performance of his duties on behalf of Employer, which duties are the general and customary duties generally associated with the position of Chief Executive Officer (CEO) and President. Employer agrees that it shall take no action that would materially restrict or interfere with the ability of Employee to perform his obligations under this Agreement. This shall not restrict Employee from charitable, civic and other endeavors unrelated to the Company's business. The Employer will not hire any other person to perform any of the functions generally associated with the positions of CEO and President, without the Employee's consent. Any such hiring of additional personnel shall not change the terms of this Agreement, including its compensation provisions.

2.3      Earlier Termination.

         Employment of Employee may be terminated as follows:

         (1) Mutual written agreement entered into by and between Employer and Employee or;

         (2) In the event that, during the term of this Agreement or any renewal or extension thereof, Employee shall become "permanently disabled", as defined below. This option shall be exercised by Employer's notice to Employee no less than sixty (60) days prior to the effective termination date. Permanently Disabled shall mean that during any twelve (12) month period during this Agreement because of ill health, physical or mental disability, or other causes beyond the control of Employee, Employee shall have been continuously unable of performing his duties or responsibilities of this Agreement for a period of one hundred twenty (120) consecutive days or if, during any year Employee has been unable to perform his duties for a total period of one-hundred eighty (180) days, whether consecutive or not; provided that any definition of such term contained in the Employer's long term disability policy, as in effect at the time, shall control.

         (3) In the event of the death of the Employee during the Term or Renewal Term of the Agreement, the Term shall end, the Employee (or his estate) shall receive all compensation accrued to the date of death, and the Company shall maintain term life insurance with a policy limit of $500,000 for the Employee's benefit, provided that the Employee qualifies therefor.

         (4) For "Cause" as referred herein. In the event of termination for "Cause," the Employee shall only be entitled to receive (i) base salary up to the date of termination and (ii) any bonus determined and payable as of the termination date.

                  (a) "Cause shall mean (i) committing an act of fraud, or embezzlement against the Company; or conviction of a felony, (ii) committing in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, in any such event which is intended to have, and which actually has, a material adverse effect on the Company.

                  (b) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until the Company's Board of Directors shall resolve that Cause exists, and provided that the Employee shall receive prior notice of such meeting, and an opportunity to be heard by the Board on the issues.


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


2.4      Termination Other than Cause:

                  (a) The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate, upon at least 60 days' prior notice to Executive; provided, however, that in such event or if Employee's employment is terminated under Section 2.5 hereof, (i) the Company shall pay a severance to Employee of 1 years' salary and bonus, payable (free and clear of defenses, offsets and counterclaims) at the times and amounts as salary and bonus paid during the term of this Agreement, and (ii) all stock options and similar rights granted to Employee shall immediately vest and become exercisable.

2.5      Constructive Termination of Employment:

                  (a) a termination by the Company without Cause under Section
2.4 shall be deemed to have occurred, effective upon notice from the Employee to the Company, upon the occurrence of one or more of the following events;

                  (i) a material breach of the Agreement by the Company, that the Company fails to cure within 30 days after written notice from the Employee; or

                  (ii) the Company having materially changed the scope and type of duties the Employee is to perform, or assigning the Employee to work outside the Southeast Florida region, in each case unless the Employee specifically consents thereto.

2.6 Termination Following a Change of Control. In the event that the Employer has a Change in Control during the Term, then (a) all of the Employee's stock options shall immediately vest and become exercisable, and (b) in the event that, within 180 days after the Change in Control, the Employer (or its successor) has not reached an agreement regarding the Employee's continuing employment and the Employee's employment terminates for any reason other than "Cause", then the Employee shall be entitled to receive, upon such termination of employment, the LESSER of (i) $275,000, or (ii) the maximum "golden parachute" payment for which the Employer may receive a deduction (and with respect to which Employee shall not be subject to any excise tax) under Section 280G of the Internal Revenue Code, less $1. For purposes of this provision, Change in Control means the sale or transfer of 33% or more of the Company's voting stock of any class, or any sale of substantially all of the assets, merger or other corporation reorganization affecting the Company. In the event that the required payment is made to Employee pursuant to this Section 2.6, no payment shall be made to Employee under Section 2.4 hereof.

2.7 Disputes. In the event of a dispute regarding any termination under this paragraph 2, said termination shall not be effective until determined by arbitration as provided below. Both Employer and Employee agree to cooperate with each other and the arbitrators to expedite the determination of this issue.



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


                                  ARTICLE THREE
                                  -------------
                                  COMPENSATION
                                  ------------

3.1 Salary. During the term of employment Employee shall receive a base salary of One Hundred Forty Thousand and No/100 ($140,000.00) Dollars per year paid in Twenty-six (26) equal payments of Five Thousand Three Hundred Eighty Four and 62/100 Dollars paid every two (2) weeks. The parties acknowledge that this Base Salary is subject to reduction, and will be reduced by an amount equal to $18,750 (in twelve (12) equal monthly installments of $1,562.50) pursuant to a settlement agreement with, inter alia, Milton Barbarosh, and that the base salary shall increase when the period of this reduction has expired. In the event that any compensation owed to Employee (whether base salary or bonus, or otherwise) is not paid when due, then the amount so due and unpaid shall be a debt obligation of the Employer to the Employee, due on demand (or upon any termination of employment) and bearing interest at 8% per annum. The Employee is owed back salary and bonus aggregating to $32,578, and in respect thereof (a) the Employee shall receive $22,578 in restricted (Rule 144) common stock of the Company which shall be issued using a price determined by the average of the closing bid and asked prices over the 20 trading days preceding the issuance of such stock, and execute an appropriate investment letter with respect thereto, and (b) the Company will pay the $10,000 balance owing in cash in six monthly installments. The Employer's Compensation or Stock Option Committee may, from time to time, offer to pay accrued compensation (and interest) in restricted stock of the Company (eligible for resale under Rule 144 of the SEC) in lieu of cash, and the Employee may request such Committee to consider such a proposal. The Committee shall respond to such a request within 20 days after the Employee communicates it to the Committee. Any such arrangement shall be concluded on terms (including a stock price that reflects the restricted nature of the Company's securities to be issued) that are acceptable to both sides at the time. On each annual anniversary date of the commencement of this Agreement, Employee's base annual salary shall be increased at least 5% (if the Company has not achieved positive Net Income (as defined below) in the immediately preceding fiscal year, or at least 10% if the Company has so achieved positive Net Income (provided that the Board, in its discretion, can grant a higher salary increase in any event) and payments to Employee shall continue in 26 equal payments as set forth herein except said payments shall be increased to reflect the increase in compensation to Employee. As used in this Agreement, Net Income for any fiscal period shall mean the Company's pre-tax net income, as reported in its SEC filings for such fiscal period.


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

3.2      Expenses and Bonus.

                  a) Employee shall be entitled to receive payment and/or reimbursement for expenses incurred that are of a business nature or that relates to a business nature. The Company shall pay the Employee a $500 month expense allowance toward his auto expense, which the parties agree is exclusively a payment in respect of the business use of such automobile.

                  b) Employee shall be provided with Company credit cards for business travel and entertainment.

                  c) Employee shall in addition to salary and expenses be entitled to pay- ment of bonus compensation as provided herein. The bonus shall be determined by calculating the sum of (i) 5% of the increase, if any, in (A) for the first fiscal quarter of a calendar year, the Employer's "Revenues" reported in the Employer's SEC filing for such first fiscal quarter over the Employer's Revenues reported in its SEC filings for the first quarter of the prior fiscal year; or (B) for any quarter other than the first fiscal quarter, the Employer's year-to-date "Revenues" reported in the Employer's SEC filings for each of the second, third and fourth fiscal quarters over the Employer's Revenues reported in its SEC filings for the corresponding year-to-date period of the prior fiscal year, plus (ii) 10% of the Employer's first quarter, or for quarters ended after the first quarter of a fiscal year, year-to-date, Net Income (as defined above) based on the financial information reported in the Employer's SEC filings; provided, however, (i) one-third of any bonus calculated for a period shall be paid when the Company files its 10-Q (or 10-QSB) report for such period; and (ii) the remaining two-thirds of any bonus shall be accrued until the completion of the next fiscal quarter (and the filing of the corresponding 10-Q (or 10-QSB) report, at which time, the bonus shall be recalculated based upon the cumulative results of such fiscal quarters taken together when compared to the cumulative results of the same fiscal quarters taken together from the preceding fiscal year. Upon completion of such cumulative calculation, one-third of the amount so determined shall be paid to Employee. After the filing of the 10-K (or 10-KSB) report, Employer shall pay the full bonus for the final yearly period as calculated above minus bonus amounts previously paid to Employee for prior periods. The examples set forth in Schedule A hereto illustrate the foregoing bonus calculation.

         Bonus compensation that is not paid when due shall become interest bearing debt, and may be exchanged for restricted stock by agreement of the Employee and the Stock Option or Compensation Committee, all as provided for base annual salary, above.

3.3 Employee shall be entitled to all benefits available to members of management, including, but not limited to health insurance, for Employee and Employee's family, life and/or disability insurance, sick pay, vacation pay, etc. Employee shall be entitled to a paid vacation of 3 weeks during the first year of this contract and four weeks thereafter. Employee has the option of not taking a vacation, however, Employee shall, in said event, be entitled to vacation pay for said period in addition to other compensation paid to Employee under this Agreement.

3.4 Stock Options Employee shall be entitled to an annual award of stock options under the Company's 1998 Stock Option Plan, and all successor or replacement stock plans of the Company. These options shall be granted and vest at the rate of 50,000 options per year. The options shall have a four year term from the date the stock option agreement is delivered to the Employee. The first 50,000 stock options shall be granted upon execution of this Agreement, and a like amount on each anniversary of the date hereof. All options shall be fully vested upon grant, and exercisable to purchase Common Stock at the fair market value thereof on the date of grant.

                                  ARTICLE FOUR
                                  ------------
                                 INDEMNIFICATION
                                 ---------------

4.1      Indemnification.

         Employer shall indemnify Employee against liabilities and expenses, to the full extent allowed by law, and insure such liability with directors and officers insurance, as provided in a separate agreement.

                                  ARTICLE FIVE
                                  ------------
                      CONFIDENTIALITY AND NON COMPETITION
                      -----------------------------------

5.1 Confidentiality The Employee acknowledges that, in and as a result of his employment hereunder, he will be developing for the Employer, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as the Employer's trade secrets, systems, procedures, manuals, and confidential reports consequently, as material inducement to the entry into this Agreement by the Employer, the Employee hereby covenants and agrees that he shall not, at anytime during or following the terms of his employment hereunder, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by the Employer, or the Employer's affiliates. In the event of a breach or threatened breach by the Employee of any of the provisions of this Section, the Employer, in addition to and not in limitation of any other rights, remedies or damages available to the Employer, whether at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the Employee, or by the Employee's partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or indirectly acting for or with him.

5.2 Non-Compete In consideration of the Employer's covenants and performance hereunder, the Employee agrees, during the term of this Agreement and for one (1) year after any termination of this Agreement, not to compete against the Employer's Business ("Business" shall mean the wholesale distribution of dietary supplements and vitamins), by participating as an officer, director, employee or otherwise in the Business operating within Dade, Broward and Palm Beach Counties, Florida (the "Area"). This covenant shall terminate and cease to apply if the Employer fails to pay any compensation or other amounts due to the Employee (including but not limited to any compensation due after a termination of this Agreement), and fails to cure the same within 20 days after the Employee's demand.

                                   ARTICLE SIX
                                   -----------
                                  MISCELLANEOUS
                                  -------------

6.1      Notices.

         All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

TO EMPLOYER:      HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC.
                  3750 Investment Lane, Bldg. 5
                  West Palm Beach, FL 33404

TO EMPLOYEE:      CHRIS TISI
                  3750 Investment Lane, Bldg. 5
                  West Palm Beach, FL 33404

in each case, with a copy to Daniel Lampert, Esq. Berger Singerman, 200 S Biscayne Blvd, Suite 1000, Miami, FL 33131, the Employee's legal counsel; or to such other person as either Party shall designate to the other for such purposes in the manner hereinabove set forth.

6.2      Amendment.

         No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

6.3      Merger.

         This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.


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

6.4      Survival.

         The several representations, warranties, and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

6.5      Severability.

         If any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

6.6      Governing Law and Venue.

         This Agreement shall be construed in accordance with the laws of the State of Florida. Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration in in Palm Beach County, Florida, in accordance with the rules of the American Arbitration Association then in effect. At least one of the arbitrators must have had experience serving as the CEO of a publicly traded company. The costs of the arbitration, and the attorneys' fees and other professional fees and costs of the prevailing party, shall be borne by the party that does not prevail in the arbitration.

6.7      Benefit of Agreement.

         Only the Employer may assign this Agreement, the Employee's duties being of a personal nature. Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

6.8      Captions.

         The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.


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

6.9      Number and Gender.

         All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

6.10     Further Assurances.

         The parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

6.11     Status.

         Nothing in this Agreement shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of employer-employee.

6.12     Counterparts.

         This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. A facsimile execution shall be sufficient and effective as an original.

         IN WITNESS THEREOF, the Parties have executed and delivered this Agreement, effective as of the 1st day of January 2002.

Signed, Sealed & Delivered      EMPLOYER:
In Our Presence                 HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC.

/s/ Steven Sarafian             By: /s/ Steven Pomerantz
-------------------------           --------------------------

                                Attest: /s/ Mona Lalla
------------------------               -----------------------
(CORPORATE SEAL)
                                EMPLOYEE:
-----------------------

-----------------------         By: /s/ Chris Tisi
                                    -------------------------
                                        CHRIS TISI



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


                                   SCHEDULE A
Example 1:

Revenues (hypothetical):

Q1 2001  $1.5 million                       Q1 2002  $2.0 million
Q2 2001  $1.5 million                       Q2 2002  $2.0 million
Q3 2001  $2.0 million                       Q3 2002  $1.5 million
Q4 2001  $2.0 million                       Q4 2002  $1.0 million

Q1 2002 Bonus Calculation:
Increase in revenue for Q1 2002 from Q1 2001: $2.0 million - $1.5 million = $500,000 $500,000 times 5% = $25,000 Bonus Payment for Q1 paid on 5/15/02 (10-Q filing date) = $25,000 times 1/3 = $8,250

Q2 2002 Bonus Calculation for six month period ended June 30:
Increase in revenue for period in 2002 over same period in 2001: $4.0 million - $3.0 million = $1,000,000 $1,000,000 times 5% = $50,000 Bonus Payment for six months ended paid on 8/15/02 (10-Q filing date) = $50,000 times 1/3 = $16,500

Q2 2002 Bonus Calculation for nine month period ended September 30:
Increase in revenue for period in 2002 over same period in 2001: $5.5 million - $5.0 million = $500,000 $500,000 times 5% = $25,000 Bonus Payment for nine months ended paid on 11/15/02 (10-Q filing date) = $25,000 times 1/3 = $8,250

Q2 2002 Bonus Calculation for year ended December 31: Increase in revenue for period in 2002 over same period in 2001: $6.5 million - $7.0 million = no increased (decrease of $500,000). Therefore, year-end bonus equals $0

NET INCOME:

Q1 Net Income: $250,000 - bonus calculation is $25,000 times 1/3 equals bonus payment of $8,250

Six Months Ended 6/30 Net Income: $500,000 - bonus calculation is $50,000 times 1/3 equals bonus payment of $16,500.

Nine Months Ended 9/30 Net Income: $750,000 - bonus calculation is $75,000 times 1/3 equals bonus payment of $25,000

Year End Net Income: $800,000 - bonus calculation is $80,000 minus $49,750 already paid = $30,250.



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


Example 2:

Revenues (hypothetical):

Q1 2001  $1.5 million                       Q1 2002  $2.0 million
Q2 2001  $1.5 million                       Q2 2002  $2.0 million
Q3 2001  $2.0 million                       Q3 2002  $2.5 million
Q4 2001  $2.0 million                       Q4 2002  $2.5 million

Q1 2002 Bonus Calculation:
Increase in revenue for Q1 2002 from Q1 2001: $2.0 million - $1.5 million = $500,000 $500,000 times 5% = $25,000 Bonus Payment for Q1 paid on 5/15/02 (10-Q filing date) = $25,000 times 1/3 = $8,250

Q2 2002 Bonus Calculation for six month period ended June 30:
Increase in revenue for period in 2002 over same period in 2001: $4.0 million - $3.0 million = $1,000,000 $1,000,000 times 5% = $50,000 Bonus Payment for six months ended paid on 8/15/02 (10-Q filing date) = $50,000 times 1/3 = $16,500

Q2 2002 Bonus Calculation for nine month period ended September 30:
Increase in revenue for period in 2002 over same period in 2001: $6.5 million - $5.0 million = $1,500,000 $1,500,000 times 5% = $75,000 Bonus Payment for nine months ended paid on 11/15/02 (10-Q filing date) = $75,000 times 1/3 = $24,750

Q2 2002 Bonus Calculation for year ended December 31:
Increase in revenue for period in 2002 over same period in 2001: $9.0 million - $7.0 million = $2,000,000 $2,000,000 times 5% = $100,000 Bonus payment on 4/15 of following year (10-K filing date) = $100,000 MINUS $49,500 (total bonus already paid during prior quarters) - $50,500



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